As filed with the Securities and Exchange Commission on November 25, 2025

Registration No. 333-275554

Registration No. 333-213709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8

(Registration No. 333-275554)

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-8

(Registration No. 333-213709)

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMX ROYALTY CORPORATION (Exact name of Registrant as specified in its charter)
British Columbia (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
905 – 815 W. Hastings St. Vancouver, British Columbia Canada (Address of Principal Executive Offices)	V6C 1B4 (Zip Code)

EMX Royalty Corporation Stock Option Plan

EMX Royalty Corporation Restricted Share Unit Plan

(Full title of the plan)

C T Corporation System

28 Liberty Street

New York, NY 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

David Gossen Chief Legal Officer Elemental Royalty Corporation 905 -815 W. Hastings Street Vancouver, British Columbia V6C 1B4, Canada (604) 646-4527	Thomas M. Rose Shona C. Smith Troutman Pepper Locke LLP 111 Huntington Avenue, 9th Floor Boston, Massachusetts 02199-7613 United States (757) 687-7715

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended.    ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements on Form S-8 (the “Registration Statements”), originally filed with the Securities and Exchange Commission by EMX Royalty Corporation, a corporation governed by the laws of the Province of British Columbia (the “Registrant”):

•	Registration Statement on Form S-8 (File No. 333-213709), filed on September 20, 2016, as amended by Post-Effective Amendment No. 1, filed on July 7, 2020, registering 7,397,471 common shares of the Registrant under the EMX Royalty Corporation Stock Option Plan; and

•	Registration Statement on Form S-8 (File No. 333-275554), filed on November 14, 2023, registering 3,200,000 common shares of the Registrant under the EMX Royalty Corporation Restricted Share Unit Plan.

Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia), effective November 13, 2025, Elemental Royalty Corporation (formerly, Elemental Altus Royalties Corp.), a corporation governed by the laws of the Province of British Columbia (“Elemental”), acquired all of the issued and outstanding common shares of the Registrant pursuant to an arrangement agreement dated September 4, 2025, by and among Elemental, 1554829 B.C. Ltd. and the Registrant.

As a result of the Arrangement, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that had been registered and remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all securities, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, Colorado, Country of the United States of America, on November 25, 2025.

EMX ROYALTY CORP.

By:	/s/ David Gossen
	Name:	David Gossen
	Title:	President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.